Exhibit 99.1

MICHAEL R. McCARTHY ELECTED TO UNION PACIFIC CORPORATION

BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE

OMAHA, Neb., Sept. 30, 2008 – Union Pacific Corporation (NYSE: UNP) today announced that Michael R. McCarthy, 57, has been elected to the company’s board of directors, effective October 1, 2008. Mr. McCarthy serves as chairman of McCarthy Group, LLC, an Omaha-based investment firm he co-founded in 1986. He is responsible for the management of McCarthy Group and is chairman of the company’s underwriting committee. He also is a director of Peter Kiewit Sons’, Inc., Cabela’s Incorporated and several portfolio companies affiliated with McCarthy Group’s private equity business.

“Mike has a highly successful and diverse business background and will bring a wealth of experience and expertise to Union Pacific,” said Jim Young, Union Pacific chairman, chief executive officer and president. “We are pleased that he has agreed to join our board.”

Mr. McCarthy is an active member of several Omaha-area community boards including the Omaha Community Foundation, Heritage Services, Joslyn Art Museum and Creighton University.

About Union Pacific

Union Pacific Corporation owns one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, links 23 states in the western two-thirds of the country and serves the fastest-growing U.S. population centers. Union Pacific’s diversified business mix includes Agricultural Products, Automotive, Chemicals, Energy, Industrial Products and Intermodal. The railroad offers competitive long-haul routes from all major West Coast and Gulf Coast ports to eastern gateways.

-more-

Union Pacific connects with Canada’s rail systems and is the only railroad serving all six major gateways to Mexico, making it North America’s premier rail franchise.

For further information, contact Tom Lange at (402) 544-3560.